UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 22, 2012 (October 18, 2012)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on October 17, 2012, on October 12, 2012, Penn Virginia Corporation (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Common Stock Underwriters”), to sell an aggregate of 8,000,000 shares of its common stock, $0.01 par value (the “Common Shares”), to the Common Stock Underwriters at a public offering price of $5.00 per share (the “Common Stock Offering”), which sale was completed on October 17, 2012. Pursuant to the Common Stock Underwriting Agreement, the Company granted the Common Stock Underwriters an option to purchase up to an additional 1,200,000 Common Shares solely to cover over-allotments, if any (the “Over-Allotment Option”). On October 18, 2012, the Common Stock Underwriters exercised the Over-Allotment Option in full. On October 22, 2012, the Company and the Common Stock Underwriters closed on the purchase and sale of the Common Shares subject to the Over-Allotment Option, resulting in approximately $5,700,000 of net proceeds to the Company.

Additional information concerning the Common Stock Underwriting Agreement and a copy of the Common Stock Underwriting Agreement are available in the Current Report on Form 8-K filed with the Commission on October 17, 2012 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

5.1	Opinion of Hunton & Williams LLP as to the validity of the Common Shares sold through the Over-Allotment Option.
23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2012

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Hunton & Williams LLP as to the validity of the Common Shares sold through the Over-Allotment Option.
23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).